Exhibit 99.1

IVAX Corporation 4400 Biscayne Boulevard Miami, FL 33137 Telephone: 305-575-6000
IVAX ISSUES STATEMENT REGARDING OUTSTANDING CONVERTIBLE NOTES
     MIAMI – November 23, 2005 – IVAX Corporation (AMEX: IVX, LSE: IVX.L, WSE: IVX) issued the following statement regarding its outstanding convertible notes.
•	In order to permit conversion of all IVAX outstanding “in-the-money” convertible notes in advance of the closing of the merger with Teva Pharmaceutical Industries Limited, both series of the Company’s 1.5% Convertible Senior Notes due 2024 and its 1.5% Convertible Senior Notes due 2025 will, effective as of December 1, 2005, become convertible at the option of the holders, as the contingent conversion triggers for the respective notes have been waived by IVAX as of such date. IVAX’ 1.875% Convertible Senior Notes due 2024 already became convertible as of October 3, 2005 (through December 31, 2005) as their conversion trigger was satisfied as of such date and will remain convertible following such date without regard to the triggers.

•	Pursuant to the provisions of the applicable indentures, IVAX will provide at least 15 days notice of the anticipated closing date of the merger. IVAX expects to permit holders of IVAX convertible notes who have not previously converted their notes to submit an election, upon conversion of the notes before the merger, with respect to the as yet undetermined amount of IVAX shares they would receive upon conversion, whether to receive their merger consideration in cash or Teva ADRs, subject to proration, in accordance with terms of the merger agreement between the parties. IVAX and Teva will provide additional information regarding the procedures for such election, including guaranteed delivery requirements, prior to such time. Any such election, to be effective, must be made at least two business days prior to the closing date.

•	To the extent that a holder of the above-referenced IVAX notes (other than IVAX’ $1 million of old 1.5% Convertible Senior Notes due 2024) delivers a conversion notice at a point in time that is less than twelve trading days prior to the closing date of the merger, the ten trading day period used for calculation of the Net Share Settlement Conversion Value under the applicable indentures will be based upon (a) those trading days for which a stock trading price for the IVAX common stock is available and (b) the balance of the ten trading day period, as to which the Reference Value (i.e., that which a non-electing IVAX shareholder receives in the merger) will be utilized in the applicable calculation. As described above, the number of IVAX shares so determined as the Net Share Conversion Settlement Value will then be paid to the applicable holder in cash and Teva ADRs following the closing of the merger, giving effect to any properly submitted election made in accordance with the terms of the merger agreement.

•	In accordance with the provisions of the indenture governing the Company’s 4.5% Convertible Senior Subordinated Notes due 2008, the approval of the merger by IVAX’ shareholders constitutes a “change of control.” Accordingly, in accordance with a notice being delivered to holders of these notes pursuant to the applicable indenture, holders have the right to cause IVAX to repurchase these notes at par on the repurchase date set forth in the notice. Following consummation of the merger, these notes will become convertible into cash and Teva ADRs, in lieu of IVAX shares, based on the 50/50 ratio of cash and Teva ADRs IVAX shareholders will be receiving in the merger.

•	In contrast to the provisions of these 4.5% Convertible Senior Subordinated Notes due 2008, the Company’s 1.5% Convertible Senior Notes due 2024, 1.875% Convertible Senior Notes due 2024 and 1.5% Convertible Senior Notes due 2025 provide that, following the merger, such notes will become convertible based on the consideration that non-electing IVAX shareholders will be receiving in the merger. Under current market conditions, the value of the stock consideration payable in the merger significantly exceeds the cash consideration. If a substantial majority of the holders of IVAX shares elect to take Teva ADRs (subject to pro-ration as provided in the merger agreement), as would be expected under current market conditions, then non-electing holders of IVAX shares will receive $26.00 per share in cash upon the merger. In this case, both series of the Company’s 1.5% Convertible Senior Notes due 2024, 1.875% Convertible Senior Notes due 2024 and (unless Teva elects the “public acquirer fundamental change” option described below) 1.5% Convertible Senior Notes due 2025 that have not been converted prior to consummation of the merger would, following the merger, become convertible into cash based on the $26 per share in cash payable to non-electing shareholders.

•	Regarding the Company’s 1.5% Convertible Senior Notes due 2025, Teva has not made a decision whether to pay the “make-whole” premium under the applicable indenture or elect the “public acquirer fundamental change” option. Teva will make an announcement regarding its decision in accordance with the terms of the applicable indenture.
In connection with the release of the contingent conversion triggers and the offer to purchase the Company’s 4.5% Convertible Senior Subordinated Notes due 2008, as described above, the Company has entered into a credit facility in the aggregate amount of $700 million. The Company believes that such facility, together with available cash, is sufficient to satisfy any amounts payable upon conversion and/or repurchase of its outstanding convertible notes.
This announcement does not constitute a recommendation to the holders of IVAX notes as to which action, if any, they may choose to take.
IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
Copies of this and other news releases may be obtained free of charge from IVAX’ website at www.ivax.com.
Upon conversion, if any former noteholder has questions about election procedures, needs assistance or needs additional copies of election materials, please call D. F. King & Co., Inc., the information agent for the election, toll-free at 1-800-549-6697.
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of IVAX and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond IVAX’ control. These include, but are not limited to, risks and uncertainties associated with: the amount of notes surrendered for conversion; our ability to pay principal on the notes upon conversion; whether and when the proposed acquisition by Teva will be consummated and the terms of any conditions imposed in connection with such closing, including any required divestitures in connection with obtaining antitrust approvals; and other risk factors detailed in reports filed by IVAX with the Securities and Exchange Commission. IVAX cautions that the foregoing factors are not exhaustive.
Investors are urged to read the proxy statement/prospectus regarding the merger and any other relevant documents carefully in their entirety because they contain important information about the proposed transaction. The registration statement containing the proxy statement/prospectus and other documents are available free of charge at the SEC’s website, www.sec.gov. You may also obtain the proxy statement/prospectus and other documents free of charge by contacting IVAX Investor Relations at (305) 575-6000 or Teva Investor Relations at 972-3-926-7554.
CONTACT:
David Malina
Vice President Investor Relations & Corporate Communications
305.575.6043

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